
-------------------

      FORM 4

-------------------

[  ] Check box if no longer
     subject to Section 16.                                    U.S. SECURITIES AND EXCHANGE COMMISSION
     Form 4 or Form 5                                                     Washington, D.C. 20549
     obligations may continue.                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     See Instruction 1(b).
                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                            of the Investment Company Act of 1940

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1. Name and Address of Reporting Person     2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person
                                                                                                 to Issuer
                                            SALES ONLINE DIRECT, INC.                                 (Check all applicable)
                                            --------------------------------------------
                                            3. IRS or Social Security   4. Statement for
  STENGEL        MARC           L.             Number of Reporting         Month/Year
---------------------------------------        Person (Voluntary)                             ____ Director        X  10% Owner
(Last)         (First)       (Middle)                                                                              ---

                                                                          November 2001       ____ Officer (give   ___  Other
                                                                          --------------           title below)         (specify
                                                                        5. If Amendment,                               below)
  3743 BIRCH LANE                                                          Date of Original
--------------------------------------                                     (Month/Year)           Chairman and Possible Deemed
                   (Street)                                                                       ----------------------------
                                                                                                   Member of Group*
                                                                                                  ---------------

 OWINGS MILLS       MD         21117
--------------------------------------                                                           ----------------------------
(City)           (State)      (Zip)                                                             7. Individual or Joint/Group
                                                                                                   Filing (Check Applicable Line)

                                                                                                 X  Form filed by One
                                                                                                --- Reporting Person
                                                                                                    Form filed by More than
                                                                                                --- One Reporting Person
-----------------------------------------------------------------------------------------------------------------------------



                    Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security        2. Trans-     3. Trans-     4. Securities Acquired (A)  5. Amount of       6. Owner-       7. Nature
   (Instr. 3)                  action        action        or Disposed of (D)          Securities         ship            of In-
COMMON STOCK, PAR VALUE        Date          Code          (Instr. 3, 4 and 5)         Beneficially       Form:           direct
$0.001 PER SHARE               (Month/       (Instr. 8)                                Owned at           Direct          Bene-
                               Day/                                                    End of             (D) or          ficial
                               Year)                                                   Month              Indirect        Owner-
                                                                                       (Instr. 3          (I)             ship
                                                                                       and 4)             (Instr. 4)      (Instr. 4
                                          ----------------------------------------
                                           Code      V    Amount  (A) or     Price     8,839,119
                                                                  (D)
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                            November 1,    Rule      J    10,000    D       $0.085                            D
                               2001       144(k)
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                                           Rule      J    20,000    D        0.0875                           D
                                          144(k)
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                                           Rule      J    25,000    D        0.0975                           D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    15,000    D        0.100                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------


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                                           Rule      J    10,000    D        0.1025                           D
                                          144(k)
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                            November       Rule      J    10,000    D        0.069                            D
                            5, 2001       144(k)
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                                           Rule      J    10,000    D        0.0775                           D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 7,     Rule      J     4,000    D        0.065                            D
                              2001        144(k)
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                                           Rule      J     6,000    D        0.068                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 8,     Rule      J    10,000    D        0.0575                           D
                              2001        144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 9,     Rule      J    15,000    D        0.0475                           D
                              2001        144(k)
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                           November 12,    Rule      J    10,000    D        0.035                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 13,    Rule      J     5,000    D        0.035                            D
                              2001        144(k)
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                                           Rule      J     5,000    D        0.040                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 14,    Rule      J     5,000    D        0.0425                           D
                              2001        144(k)
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                                           Rule      J     5,000    D        0.045                            D
                                          144(k)
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                                           Rule      J     5,000    D        0.0475                           D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J     5,000    D        0.050                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 15,    Rule      J    10,000    D        0.040                            D
                              2001        144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 16,    Rule      J    10,000    D        0.036                            D
                              2001        144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 19,    Rule      J    10,000    D        0.040                            D
                              2001        144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J     1,000    D        0.0425                           D
                                          144(k)
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                           November 20,    Rule      J    21,000    D        0.043                            D
                              2001        144(k)
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                                           Rule      J    19,000    D        0.045                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 26,    Rule      J    10,000    D        0.035                            D
                              2001        144(k)
----------------------------------------------------------------------------------------------------------------------------------
                           November 27,    Rule      J    10,000    D        0.035                            D
                              2001        144(k)
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                                                                                                                       Page 2 of 4
                                                                                                                     SEC 1474(7-96)



----------------------------------------------------------------------------------------------------------------------------------
                           November 28,    Rule      J    10,000    D        0.033                            D
                              2001        144(k)
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                           November 29,    Rule      J    10,000    D        0.037                            D
                              2001        144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    10,000    D        0.039                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.           Page 3 of 4
                                                   (Print or Type Response)                                         SEC 1474(7-96)



FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of  2. Conver-  3. Trans- 4. Trans-  5. Number of  6. Date Exer-  7. Title and  8. Price  9. Number  10. Owner- 11. Na-
   Deriv-       sion or     action    action     Derivative    cisable and    Amount of     of        of          ship       ture
   ative        Exercise    Date      Code       Securities    Expiration     Underlying    Deriv-    Deriv-      Form       of In-
   Security     Price of              (Instr.    Acquired (A)  Date (Month/   Securities    ative     ative       of         direct
   (Instr.      Deriv-      (Month/   8)         or Disposed   Day/Year)      (Instr. 3     Secur-    Secur-      Deriv-     Bene-
   3)           ative       Day/                 of (D)                       and 4)        ity       ities       ative      Ficial
                Security    Year)                (Instr. 3,                                 (Instr.   Bene-       Secu-      Own-
                                                 4, and 5)                                  5)        ficially    rity:      ership
                                                                                                      Owned at    Direct     (Instr.
                                                                                                      End of      (D) or     4)
                                                                                                      Month       Indi-
                                                                                                      (Instr.     rect (I)
                                                                                                      4)          (Instr. 4)

                                                             ---------------------------------
                                                             Date     Expira-
                                                             Exer-    tion          Amount or
                                                             cisable  Date   Title  Number of
                                                                                    Shares
                                   -----------------------
                                    Code    V   (A)  (D)
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If the form is filed by more than reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:



**Intentional misstatements or omissions of facts                     /s/ Marc L. Stengel                 November 2, 2001
  constitute Federal Criminal Violations.                             ---------------------------------   -----------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               Marc L. Stengel                       Date


Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                     Page 4 of 4
